Exhibit 99.1

ART’S WAY MANUFACTURING ANNOUNCES SECOND QUARTER AND SIX MONTHS FINANCIAL RESULTS AND CONFERENCE CALL

Conference Call Scheduled For July 12, 2012 At 10:00 AM CDT

ARMSTRONG, IOWA, July 11, 2012 – Art’s Way Manufacturing Co., Inc. (NASDAQ:ARTW), a leading manufacturer and distributor of agricultural machinery, equipment and services announces its financial results for the three and six months ended May 31, 2012.

In conjunction with the release, the Company has scheduled a conference call for Thursday, July 12, 2012 at 10:00 AM CT. Carrie Majeski, President and Chief Executive Officer, and J. Ward McConnell, Jr., Chairman of the Board of Directors of Art’s Way Manufacturing will be leading the call to discuss the second quarter and six month financial results, and will also provide an outlook for the balance of 2012.

What: Art’s Way Manufacturing Second Quarter & Six Month Financial Results

When: July 12, 2012 10:00 AM CDT.

How: Live via phone by dialing (800) 624-7038. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time.

Financial Highlights For the Three and Six Months Ended May 31, 2012:
•	Net Income for the three months ended May 31, 2012 was $936,000, a 221.9% increase over the same period in 2011.
•	Net sales for the three months ended May 31, 2012 were $11.685 million, a 48.9% increase over the same period in 2011.
•	Operating Income for the three months ended May 31, 2012 was $1.49 million, a 172.5% increase over the same period in 2011.
•	Net sales for the six months ended May 31, 2012 were $17.997 million, a 43.9% increase over the same period in 2011.

	For the Three Months Ended (Consolidated)
	May 31, 2012	May 31, 2011	Change
Net Sales	$11,685,169	$7,845,150	48.9%
Operating Income	$1,493,766	$548,175	172.5%
Net Income	$935,981	$290,749	221.9%
EPS (Basic)	$0.23	$0.07
EPS (Diluted)	$0.23	$0.07
Weighted Avg. Shares Outstanding:
Basic	4,031,439	4,017,852
Diluted	4,047,787	4,047,678

	For the Six Months Ended (Consolidated)
	May 31, 2012	May 31, 2011	Change
Net Sales	$17,997,383	$12,509,488	43.9%
Operating Income (Loss)	$1,856,021	$(110,781)
Net Income (Loss)	$1,129,479	$(193,828)
EPS (Basic)	$0.28	$(0.05)
EPS (Diluted)	$0.28	$(0.05)
Weighted Avg. Shares Outstanding:
Basic	4,029,825	4,014,102
Diluted	4,047,346	4,014,102

Net Sales: Our consolidated corporate sales for the three- and six-month period ended May 31, 2012 were approximately $11,685,000 and $17,997,000, respectively, compared to $7,845,000 and $12,509,000 during the same respective periods in 2011, a $3,840,000 increase for the quarter and $5,488,000 increase year-to-date, or 48.9% and 43.9% increases, respectively.

Agricultural Products: Our second fiscal quarter sales  for our agricultural products segment were $8,006,000 compared to $6,664,000 during the same period of 2011, an increase of $1,342,000, or 20.1%. Year-to-date sales were up to $11,994,000, from $10,321,000 as of May 31, 2011, an increase of $1,673,000, or 16.2%.    Gross margin for the quarter ended May 31, 2012 was 30.7% compared to 28.3% for the same period in 2011.  The year-to-date gross margin was 29.2%, compared to 24.0% as of May 31, 2011.  The gross margin increase is attributable to increased manufacturing efficiencies at our Armstrong plant during the quarter ended May 31, 2012.

Pressurized Vessels: Our second fiscal quarter sales for our pressurized vessels were $617,000, compared to $402,000 for the same period in 2011, an increase of $215,000, or 53.5%. Year-to-date sales were $946,000, compared to $965,000 for the six-month period ending May 31, 2011, a decrease of $19,000, or 2.0%.  Gross margin for the quarter ended May 31, 2012 was 8.1% compared to (10.8%) for the same period in 2011. Year-to-date gross margin was 0.9% compared to (15.4%) as of May 31, 2011.  The production manager hired during Q1 of 2011 has improved our ability to track cost and revenue on a per-job basis.

Modular Buildings: Our second fiscal quarter sales for our modular buildings segment were $3,062,000, compared to $779,000 for the same period in fiscal 2011, an increase of $2,283,000, or 293.0%.  The increase was primarily attributable to revenue from an approximately $7 million fabrication and delivery contract executed in January 2012 and an approximately $1.7 million installation contract executed in April 2012.  Our modular buildings segment was hired to design, fabricate, and install twenty-four modular units over the course of approximately one year for one of the world’s leading research and teaching institutions. Gross margin for the quarter ended May 31, 2012 was 21.3% compared to 14.7% for the same period in 2011.  Year-to-date gross margin was 22.2% compared to 8.3% as of May 31, 2011.  The gross margin increase was primarily due to the $7 million contract.

Income: Consolidated net income was $936,000 and $1,129,000 for the three and six months ended May 31, 2012, compared to net income of $291,000 and a net loss of ($194,000) for the same respective periods in 2011.  The changes to net income were primarily attributable to an increase in consolidated sales and improved gross profit across all segments for the three-month period ended May 31, 2012.

Earnings per Share: Earnings per basic share during the second fiscal quarter ended May 31, 2012 were $0.23 compared to $0.07 for the same period during 2011.  Earnings per basic share during the six months ended May 31, 2012 were $0.28 compared to a loss per basic share of $0.05 for the same period during 2011.

J. Ward McConnell, Jr., Chairman of the Board, said, “I am extremely pleased to report strong revenue of $11.7million, net income of $935,980 and earnings per share of $0.23 for the second fiscal quarter ended May 31, 2012. Our business momentum has continued into 2012 with strong sales performance from each of our business segments and this is an excellent example of our balanced business model in action.

Agricultural Products had an 16.2% increase in sales, Modular Buildings  improved 293% in sales year over year, and Pressurized Vessels grew 53.5% in sales, during the second quarter year over year. The financial strength of our business model is reflected in a consolidated increase in sales of 43.9%, and an increase in net income of approximately $1,300,000, year-over-year.

I remain optimistic about the future of Art’s Way and we intend to continue to pursue disciplined, profitable growth. Our momentum is strong, and we are excited about the prospects for delivering another year of improved revenue and earnings to our shareholders.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay balers, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as pressurized tanks and vessels and modular animal confinement buildings and laboratories. After-market service parts are also an important part of the Company's business. The Company has three reporting segments: agricultural products; pressurized tanks and vessels; modular buildings.

For More Information, Contact: Jim Drewitz, Investor Relations

830-669-2466 Jim Drewitz

Or visit the Company's website at www.artsway-mfg.com/

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including: (i) our beliefs regarding improvements in sales and operating results and our position for growth opportunities; (ii) expectations regarding the benefits of our business model; and (iii) our continued efforts to pursue growth, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to: quarterly fluctuations in results; customer demand for our products; domestic and international economic conditions; the strength of agricultural sector; the cost of raw materials; the management of growth; the availability of investment opportunities; the unexpected impediments to integrating our acquisition of Universal Harvester; the risk that,  the revenues attributable to the acquired Universal Harvester assets will not be consistent with that company’s historical revenues, or that the acquisition will not otherwise yield the benefits that we expect; unexpected effects from changes to our production schedule; unforeseen delays in production and installation; unexpected contract breaches by us or counter-parties; and other factors detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.

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